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                                                                    Exhibit 99.9


                        AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

    This Amendment No. 1 to Employment Agreement (this "Agreement") is made and entered into as of June 8, 1997, by and between Prime Service, Inc., a Delaware corporation and successor by merger to Primeco Inc., a Texas corporation ("Employer"), and James O. York ("Employee").

    WHEREAS, Employer and Employee have entered into an Employment Agreement, dated as of October 25, 1996 (the "Employment Agreement");

    WHEREAS, Employer and Employee desire to amend the Employment Agreement to address the possibility of a change in control of Employer;

    NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.   Defined Terms.

         (a) Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

         (b) As used herein and in the Employment Agreement, the following terms shall have the following meanings:

              "Change in Control" shall mean any of the following events: (i) any Person, other than Investcorp S.A., its affiliates and the executive officers of Employer ("Permitted Holders"), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have beneficial ownership of shares that such Person has a right to acquire only if such right to acquire is immediately exercisable) of more than 50% of the shares of capital stock of Employer normally entitled to vote for the election of directors; or
         (ii) at any time (a) Employer shall consolidate, merge, or effect a share exchange with any other Person unless after giving effect thereto more than 50% of the shares of capital stock of the continuing or surviving Person (or an affiliate of such Person that controls such Person) normally entitled to vote for directors shall be beneficially owned by Permitted Holders or (b) Employer shall sell or otherwise transfer more than 50% of the assets or earning power of Employer and its subsidiaries (taken as a whole) to any Person. For this definition, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as used in Section 13(d) thereof.

              "Change in Control Date" shall mean the date immediately prior to the effectiveness of a Change in Control.

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    2.   Amendments.  If a Change in Control occurs, the Employment Agreement shall be amended, effective as of the Change in Control Date, as set forth in this Section 2:

         (a) Exhibit B to the Employment Agreement shall be restated in its entirety to read as appended hereto.

         (b) Section 4 of the Employment Agreement is amended by deleting the words "payments or" from the second sentence thereof.

         (c) Section 6.1 of the Employment Agreement is amended by adding a new Section 6.1(e) to read as follows:

              (e) For Good Reason. At the option of Employee, at any time prior to the Expiration Date, for any of the following reasons (each a "Good Reason"), whereupon Employer shall become obligated to make those payments set forth in Section 7.1(d) hereof: (i) there is a material adverse change in Employee's title from that which he held on the Change in Control Date (provided that the removal of or failure to elect Employee as a director of the Company shall not constitute "Good Reason"); (ii) Employee's duties as an employee are materially reduced or diminished from those in effect on the Change in Control Date without Employee's written consent; (iii) Employer reduces Employee's compensation after the Change in Control Date;
         (iv) Employer amends or modifies the Program or benefits as in effect on the Change in Control Date in any manner materially adverse to Employee's interest thereunder; or (v) Employer requires that Employee's employment be based more than 60 miles from the location of Employer's executive offices on the Change in Control Date, without Employee's written consent.

         (d) Section 7.1(a) of the Employment Agreement is restated in its entirety to read as follows:

              (a) If Employer terminates Employee's employment for Cause or if Employee voluntarily terminates his employment other than for Good Reason, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that Employer shall pay Employee the Base Salary accrued under Section 3 hereof and the reimbursable expenses incurred under Section 5 hereof up to such Date of Termination (the "Accrued Obligations");

         (e) Section 7.1(d) of the Employment Agreement is restated in its entirety to read as follows:

              (d) If Employee's employment is terminated by Employer pursuant to Section 6.1(d) or by Employee for Good Reason pursuant to Section 6.1(e), Employer's obligation to compensate Employee shall in all respects cease, except that within thirty (30) days after the Date of Termination Employer shall pay to Employee the Accrued Obligations, and for the period ending on the earlier of the

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         Expiration Date or the second anniversary of the Date of
         Termination (the "Severance Period"), Employer shall:

                   (i) pay to Employee, at Employee's election, (A) on a monthly basis, for each month in the Severance Period, an amount equal to one-twelfth (1/12th) of the annual Base Salary of Employee in effect at the Date of Termination or the Change in Control Date, whichever is greater, or (B) in a single payment, made within thirty (30) days after the Date of Termination, the aggregate amount of such monthly Base Salary payments for the Severance Period (the "Continuation Payments");

                   (ii) pay to Employee: (A) at Employee's election, (1) on a monthly basis, for each month in the Severance Period, an amount equal to one-twelfth (1/12th) of the bonus payment payable to him under the Program for the fiscal year prior to the fiscal year in which the Date of Termination occurs (each a "Monthly Bonus Payment") or (2) in a single payment, made within thirty (30) days after the Date of Termination, the aggregate amount of all Monthly Bonus Payments for the Severance Period; and (B) if the Date of Termination occurs in the 1997 fiscal year, in a single payment made within thirty
              (30) days after the Date of Termination, an amount equal to the bonus payment paid to him under the Program for the 1996 fiscal year (annualized, if Employee was employed by Employer for less than all of such fiscal year), prorated for the period from the beginning of the 1997 fiscal year through the Date of Termination; and

                   (iii) continue to maintain, during the Severance Period for the benefit of Employee and his dependents, basic health, dental and life insurance and related medical expenses coverage (including disability and hospitalization coverage) (the "Continuation Benefits") on terms no less favorable to Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time during the Severance Period.

         During the Severance Period, Employee shall be required to make any contributions required to maintain such Continuation Benefits, which may be withheld from the Continuation Payments (if monthly payments thereof are elected by Employee); provided that such contributions are also required to be made by Employer's executive officers generally. If at any time during the Severance Period Employee shall obtain employment with a third party (the "Substitute Employer") in which Employee is entitled to receive basic health benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, Employer shall no longer be required to provide Continuation Benefits to Employee, regardless of whether such benefits differ in any respect from the Continuation Benefits. Employer shall be excused from its

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         obligations to make payments under this Section 7.1(d) if Employee breaches its obligations hereunder (including its obligations under Article 8 hereof).

         (f) Section 8.4(a) of the Employment Agreement is amended by restating the first sentence thereof in its entirety to read as follows:

              (a) Employee acknowledges and recognizes the highly competitive nature of Employer's business and, in consideration of the payment by Employer to Employee of amounts that may hereafter be paid to Employee pursuant to Sections 7.1 or 8.4(d) hereof, Employee agrees that during the period (the "Covered Time") (i) for a termination pursuant to a Notice of Termination, beginning on the Date of Termination and ending
              (A) if Employee's employment is terminated for any reason other than pursuant to Section 6.1(d) hereof or Section 6.1(e) hereof, on the second anniversary of the Date of Termination or
              (B) if Employee's employment is terminated pursuant to Section 6.1(d) hereof or Section 6.1(e) hereof on the earlier of the second anniversary of the Date of Termination or the last day of the Severance Period, or (ii) for a termination on the expiration of the term of this Agreement (but subject to compliance with Section 8.4(d) hereof), beginning on the date of such expiration and ending on the date (not later than the first anniversary of the date of such expiration) established pursuant to Section 8.4(d) hereof, Employee will not compete with the business of Employer, which means that Employee will not engage, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America in which the Employer is conducting business or proposes to conduct business as of the Date of Termination and any states contiguous therewith (these areas are hereinafter collectively referred to as the "Covered Area").

         (g) Section 8.4(d) of the Employment Agreement is hereby restated in its entirety to read as follows:

                   (d) If the term of this Agreement (and any extensions thereof) expires pursuant to Section 1 hereof, Employer may elect to have the Covered Time extend from the date of expiration of the term of this Agreement (and any extensions thereof) up to and through the first anniversary of such date by delivering written notice to Employee (specifying the duration of such Covered Time), within ten (10) days of the date of expiration, that Employer has elected to continue to pay to Employee the monthly Continuation Payments in the amount described in Section 7.1(d)(i)(A) hereof (treating such Covered Time as the Severance Period for such purpose) and provide the Continuation Benefits as described in Section 7.1(d)(iii) hereof (treating such Covered Time as the Severance Period for such purpose) (on terms no less favorable to Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time) for each month of such

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              Covered Time.  During such Covered Time, Employee shall be required to make any contributions required to maintain such Continuation Payments; provided that such contributions are also required to be made by the Employer's executive officers generally. If at any time during such Covered Time Employee shall obtain employment with a Substitute Employer in which Employee is entitled to receive basic health benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, Employer shall no longer be required to provide Continuation Benefits to the Employee, regardless of whether such benefits differ in any respect from the Continuation Benefits. Employer shall be excused from its obligations to make payments under this Section 8.4(d) if Employee breaches its obligations hereunder.

    3. Stock Option Vesting. Notwithstanding the vesting schedules provided in the Stock Option Agreement, dated as of April 1, 1996, as amended, or the Stock Option Agreement, dated as of October 25, 1996, each between Employer and Employee (collectively, the "Stock Option Agreements"), all options granted thereunder shall become immediately exercisable upon a Change in Control unless prior thereto such options shall have been exercised or shall have expired.

    4.   Golden Parachute Gross-Up.

         (a) If the aggregate of the benefit payments under this Agreement and the Stock Option Agreements would cause the payment of one or more of such benefit payments to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code ("Code"), then Employer will pay to the Internal Revenue Service for the account of Employee, when Employee's underlying tax liability is due and payable (but subject to paragraphs (b), (c) and (d) below), an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by Employee, after deduction of any (i) excise tax on the payments under this Agreement and the Stock Option Agreements,
    (ii) federal, state or local income tax on the Gross-Up Payment, and
    (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration Employee would have received under this Agreement and the Stock Option Agreements, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

         (b) The Gross-Up Payment provided for in paragraph (a) above shall not be made unless Employee provides written notice to Employer setting forth, in reasonable detail, the amounts and calculation of such benefit payments constituting "excess parachute payments" and accompanied by a written opinion of a nationally recognized accounting firm confirming that such benefit payments constitute "excess parachute payments," with such notice and opinion received by Employer prior to the time that Employee pays any tax based on or files any tax return claiming receipt of "excess

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    parachute payments."  The reasonable fees and expenses of obtaining such opinion shall be paid by Employer.

         (c) Upon receipt of the opinion described in paragraph (b) above, Employer will have thirty (30) days to notify Employee whether it wishes to obtain an opinion (the "Second Opinion") from a nationally recognized accounting firm selected by Employer that such benefit payments constitute "excess parachute payments." Employer shall have thirty (30) days to obtain the Second Opinion. If the accounting firm rendering the Second Opinion concludes that such benefit payments do not constitute "excess parachute payments," Employee and Employer shall each prepare their respective tax returns on that basis.

         (d) If based on the Second Opinion Employee does not report the receipt of any "excess parachute payments," then notwithstanding any other provision of this Agreement or the Stock Option Agreements, Employer shall nevertheless be liable for the Gross-Up Payment provided for in paragraph (a) above if Employee provides copies to Employer within ten (10) days of any and all notices or other correspondence from a tax authority of an examination of Employee's returns for the tax periods in which Employee received payments under this Agreement and the Stock Option Agreements ("Examination Notice"), and provides Employer with the right to represent Employee in connection with any such examination. Employer also agrees to indemnify Employee from and hold harmless Employee against any costs reasonably incurred by Employee in connection with any such Examination Notice to the extent attributable to the receipt by Employee of amounts considered "excess parachute payments" contrary to the conclusion of the Second Opinion.

    5. Other Terms and Conditions. Except as expressly amended or modified in this Agreement, all terms and conditions of the Employment Agreement and the Stock Option Agreements remain in full force and effect.

    6. Termination. This Agreement, including the amendments and modifications of the Employment Agreement and the Stock Option Agreements effected hereby, shall cease to have any force or effect if (a) on September 30, 1997, there shall not be in effect a binding definitive agreement, providing for a Change in Control, to which Employer or any of its controlling stockholders is party, or (b) a Change in Control shall not have occurred by December 31, 1997.

                              [SIGNATURES ON NEXT PAGE]

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    IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement as of the date first written above.

                             EMPLOYER:
                             PRIME SERVICE, INC.

                             By: /s/ Thomas E. Bennett
                                -----------------------------------------------
                             Title: Chairman of the Board, President and
                                    Chief Executive Officer
                                   --------------------------------------------

                             EMPLOYEE:

                              /s/ James O. York
                             --------------------------------------------------
                             James O. York


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                                      EXHIBIT B

1997 THROUGH 2001

    For 1997 through 2001, cash bonuses under the Management Cash Bonus Incentive Program are payable to participants in the program in a given year if the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for such year equals or exceeds 90% of the EBITDA target in the Company's budget for such year, as approved by the Board, provided that the EBITDA target for 1997 is $135 million, as set forth in the Employer's 1997 budget. EBITDA targets for 1998-2001 shall be as set by the Board in its sole discretion. EBITDA targets shall be subject to change in the discretion of the Board for any change to the capital structure of the Company in connection with any acquisitions, equity offerings or other transactions that would, or would be likely to, materially affect EBITDA or net income. The percentage of Base Salary payable as bonus shall be determined as follows:

                 % of EBITDA                            % of Base Salary
               Target Achieved                          Payable as Bonus(1)
    ---------------------------------------           -----------------------

    Equal To Or Greater Than:           But Less Than:
                0                            90                       0
                90                          100                   50-80
                100                         110                  60-100
                110                         120                 100-105
                120                         130                 105-110
                130                         140                 110-115
                140                         150                 115-120
                150                         160                 120-125
                160                         170                 125-130
                170                         180                 130-135
                180                         190                 135-140
                190                         200                 140-145
                200                         ---                 145-150

-----------------
    (1) The Board in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the
bottom of the range.   The bonus percentage will be determined on an
individual basis and may differ among eligible employees.